CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Litman Gregory Funds Tust comprising of Litman Gregory Masters Equity Fund, Litman Gregory Masters International Fund, Litman Gregory Masters Smaller Companies Fund, Litman Gregory Masters Alternative Strategies Fund and Litman Gregory Masters High Income Alternatives Fund for the year ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “General Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

April 23, 2020

Information Classification: Limited Access